Exhibit 10.42

*** TEXT OMITTED AND SUBMITTED PURSUANT TO
CONFIDENTIAL TREATMENT REQUEST

LICENSE, DEVELOPMENT, CO-PROMOTION

AND COMMERCIALIZATION AGREEMENT

BY AND BETWEEN

JAGUAR ANIMAL HEALTH, INC.

AND

ELANCO US INC.

EFFECTIVE AS OF

JANUARY 27, 2017

LICENSE, DEVELOPMENT, CO-PROMOTION
AND COMMERCIALIZATION AGREEMENT

THIS LICENSE, DEVELOPMENT, CO-PROMOTION AND COMMERCIALIZATION AGREEMENT (this “Agreement”), effective as of January 27, 2017 (the “Effective Date”), is entered into by and between JAGUAR ANIMAL HEALTH, INC., a Delaware corporation and having its office at 201 Mission Street, Suite 2375, San Francisco, California 94105 (“Licensor”) and ELANCO US INC., a Delaware corporation and having its office at 2500 Innovation Way, Greenfield, Indiana 46140 and its Affiliates (“Elanco”).

PRELIMINARY STATEMENTS

A.                                    Licensor is an animal health company focused on developing and commercializing prescription and non-prescription gastrointestinal products for companion animals, including CanaleviaTM, a prescription drug product formulation of crofelemer for the Field of Use in dogs (the “Product”);

B.                                    Elanco possesses skills, knowledge and expertise in the research, development, marketing, manufacturing and distribution of companion animal products, including but not limited to animal health pharmaceutical and diagnostic products, and has the experience and resources to develop, obtain regulatory approval for, and market the Licensed Products; and

C.                                    Licensor desires to grant Elanco exclusive rights to develop, market and commercialize the Licensed Products in the Territory during the Term and will provide sales and marketing support in the Co-Promotion Territory during the Co-Promotion Term.

NOW, THEREFORE, in consideration of the foregoing preliminary statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.                                      DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless the context clearly and unambiguously dictates otherwise. Unless the context requires otherwise, references to the singular include the plural and vice versa, and references to Sections, Exhibits and Schedules are references to the sections, exhibits and schedules of this Agreement.

1.1                               “Acute Trial” means the field trial pertaining to testing of a Licensed Product for treatment of acute diarrhea.

1.2                               “Additional Product(s)” means a drug product formulation of crofelemer in the Field of Use in cats or other domesticated or domestic-bred animals that are maintained as pets in the home, excluding equine.

1.3                               Adverse Event” means any observation in animals, whether or not considered to be product-related, that is unfavorable and unintended and that occurs after any use of a veterinary medicinal product (off-label and on-label uses), including without limitation events related to a suspected lack of expected efficacy according to approved labelling or noxious reactions in humans after being exposed to veterinary medicinal products.

1.4                               “Affiliate” means, with respect to a Party, any entity controlling, controlled by, or under common control with, such Party, for only so long as such control exists. For the purposes of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity.

1.5                               “Agreement” means this Collaboration, License, Development, Co-Promotion and Commercialization Agreement together with the preliminary statements and all exhibits, schedules and attachments hereto.

1.6                              “Alternate Trademark” has the meaning assigned to such term in Section 7.4.

1.7                               “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.8                              “Bankruptcy Code” has the meaning assigned to such term in Section 14.9.

1.9                              “Breaching Party” has the meaning assigned to such term in Section 14.3.

1.10                        “Business Day” means any day of the year on which national banking institutions in New York City, New York are open to the public for conducting business and are not required or authorized to close.

1.11                        “Calendar Quarter” means each period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.12                        “Calendar Year” means, for the first Calendar Year, the period commencing on the Effective Date and ending on December 31, 2017, and each twelve (12) month period thereafter, commencing on January 1 and ending on December 31 during the Term; provided, that the last Calendar Year shall end on the final day of the Term.

1.13                        “Chronic Trial” means the field trial pertaining to testing of a Licensed Product for the treatment of chronic diarrhea.

1.14                        “Commercialization Program” has the meaning assigned to such term in Section 4.1.

1.15                        “Commercially Reasonable Efforts” means, with respect to a Party, those efforts and resources, as applicable, relating to a certain activity or activities, including, without limitation, the development, manufacturing and commercialization of Licensed Products in accordance with such Party’s business, legal, medical and scientific judgment, such efforts and resources to be in accordance with the efforts and resources the Party would use for a product owned by it, or to which it has rights, which is of similar market potential and at a similar stage in its product life.

1.16                        “Competitive Product” means a prescription product in the Field that is a non-opiate and non-antibiotic locally acting anti-secretory agent that acts by the dual action of modulation of the cystic fibrosis transmembrane regulator conductance (CFTR) and calcium-activated chloride channel (CaCC).

1.17                        “Compliance” means the adherence by the Parties in all material respects to all Applicable Laws and Party Specific Regulations, in each case with respect to the activities to be conducted under this Agreement.

1.18                        “Condition Precedent” means completion of the quality assessment of the Glenmark Pharmaceutical Limited facility located at Plot No. 3109-C, GIDC Industrial Estate, Ankleshwar-393 002, Dist Bharuch, Gujarat State, India conducted by a third party assessor to the reasonable satisfaction of Elanco. If the assessment is not reasonably satisfactory, Licensor shall, at its own expense, take the steps necessary to correct the findings of the third party assessor.

1.19                        “Confidential Information” has the meaning assigned to such term in Section 12.2.

1.20                        “Co-Promotion Term” means, with (i) respect to a Licensed Product for chronic indications, the period commencing six (6) months prior to the anticipated First Commercial Sale and ending twelve (12) months after the First Commercial Sale of the Licensed Product for chronic indications in canines; and (ii) respect to a Licensed Product for acute indications, the period commencing six (6) months prior to the anticipated First Commercial Sale and ending twelve months after the First Commercial Sale of a Licensed Product for an acute indication in any species covered in the Field.

1.21                        “Co-Promotion Territory” means the United States.

1.22                        “Control” or “Controlled” means, with respect to any item of Confidential Information, Know-How, Patent Rights, or other intellectual property right, the right to grant a license or sublicense with respect thereto as provided for in this Agreement, without violating the terms of any agreement or other arrangement with, or any legal rights of, or without requiring the consent of or payment to, any Third Party other than pursuant to the Napo License Agreement.

1.23                        “Cover”, “Covered” or “Covering” means, in connection with a Patent Right, that in the absence of a license granted to a person under a Valid Claim included in such Patent Right, the practice by such person of an invention claimed in such Patent Right would infringe such Valid Claim (or, in the case of a Patent Right that is a patent application, would infringe an otherwise Valid Claim in such patent application if it were to issue as a patent).

1.24                        “Development Plan” or “DP” has the meaning assigned to such term in Section 3.4.

1.25                        “Development Program” has the meaning assigned to such term in Section 3.3.

1.26                        “Distribution Expenses” means the allowance for distribution expenses not to exceed the following range of deduction: (a) U.S. 0.5% to 1.5% of the Net Sales, and (b) outside of the U.S. (“OUS”) 5.5% to 6.5% of the Net Sales.

1.27                        “Dose Ranging Study” means that certain study to be undertaken by Licensor as agreed to by Elanco in consultation with Licensor.

1.28                        “Effective Date” has the meaning assigned to such term in the introductory paragraph of this Agreement.

1.29                        “Elanco” has the meaning assigned to such term in the introductory paragraph of this Agreement.

1.30                        “Elanco Exclusive Territory” means worldwide with the exception of the United States.

1.31                        “Elanco Platform Technology” means the Patent Rights and Know-How directly relating to formulation technology of finished pharmaceutical product form of a companion animal product that is Controlled by Elanco as of the Effective Date and any upgrade, enhancement, modification, alteration, improvement, development or other change made after the Effective Date thereto. Elanco shall notify Licensor of any incorporation of Elanco Platform Technology into a Licensed Product. For the sake of clarity, Elanco’s technology related to a chewable finished pharmaceutical product form of a companion animal product is an Elanco Platform Technology. Elanco shall own at all times the Elanco Platform Technology and any Inventions made, conceived, or reduced to practice during the Term of this Agreement related to the Elanco Platform Technology.

1.32                        “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.33                        “Field of Use” means the treatment of gastrointestinal diseases, conditions and symptoms, including chronic diarrhea and acute diarrhea for dogs, cats or other domesticated or domestic-bred animals that are maintained as pets in the home, excluding equine. Notwithstanding the foregoing, Licensor will be permitted to sell Products for minor use and minor species (MUMS) indications until such time as Elanco has the First Commercial Sale of a Licensed Product for an acute indication. At such time, Licensor shall immediately stop selling products for MUMS indications.

1.34                        “First Commercial Sale” means the first sale of a Licensed Product for use or consumption by the general public of such Licensed Product for which payment has been received after all required Registrations have been granted, or such sale is otherwise permitted in such country, excluding Licensed Product (a) for use in clinical trials or other development activities with respect to such Licensed Product by or on behalf of a Party, (b) provided as samples, (c) provided for compassionate use, or (d) provided for a bona fide charitable purpose, in each case of (a) through (d) for which no payment is received by Elanco, its Affiliates or Sublicensees.

1.35                        “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.36                        “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries.

1.37                        “GxP” means compliance with all relevant Regulatory Authority requirements for Good Clinical Practices (per FDA/CVM guidance “Good Clinical Practices: VICH GL9”), Good Laboratory Practices (per FDA/DVM regulation “21 CFR Part 58”), Current Good Manufacturing Practices (per FDA/CVM regulation “21 CFR Part 211, 225 or 226”) and the applicable foreign equivalents.

1.38                        “Improvement” means any upgrade, enhancement, modification, alteration, improvement, development or other change made after the Effective Date to the Licensor Know-How or any Inventions made, conceived, or reduced to practice during the Term of this Agreement. For the sake of clarity, Improvements do not include any Invention made, conceived or reduced to practice during the Term of this Agreement related to the Elanco Platform Technology.

1.39                        “Indemnitee” has the meaning assigned to such term in Section 13.2.3.

1.40                        “Infringement” has the meaning assigned to such term in Section 9.4.1.

1.41                        “Interested Party” has the meaning assigned to such term in Section 12.1.2.

1.42                        “Internal Compliance Codes” means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

1.43                        “Inventions” means all inventions designed, discovered, generated, invented or conceived by or on behalf of either Party or its respective Affiliates or both Parties or their respective Affiliates, whether solely or jointly with any Third Party, in the course of activities performed under this Agreement.

1.44                        “Joint Invention” shall have the meaning assigned to such term in Section 9.2.1 (c).

1.45                        “Joint Steering Committee” or “JSC” has the meaning assigned to such term in Section 2.1.1.

1.46                        “Know-How” means any and all data, results, information, materials, technical information, know-how, inventions, regulatory submissions, research and development information, trade secrets, formulations, formulas, test methods, and materials relating to the Licensed Products, or upgrade, enhancement, modification, alteration, improvement, development or other change made thereto (including via their compositions, use, and properties), including, without limitation, cell lines, cell banks, experimental protocols and procedures, biological data, chemical data, pharmacological data, toxicological data, non-clinical data, clinical data, assays, control methods, and other data, related materials and writings.

1.47                        “Licensed Process” means any process that would infringe one or more Valid Claims of a Licensor Patent, but for the license granted in Section 7 of this Agreement.

1.48                        “Licensed Product(s)” means the Product and Additional Products.

1.49                        “Licensor” has the meaning assigned to such term in the introductory paragraph of this Agreement

1.50                        “Licensor Know-How” means all Know How and confidential, unpatented information to the extent owned or Controlled by Licensor during the Term of this Agreement associated with or related to the Licensed Product, and/or any Improvements Controlled by Licensor, including but not limited to regulatory submissions, research and development information, trade secrets, engineering, scientific and practical information, data, formulas, formulations, APIs, analogs, back-up programs, information about qualities, uses, test methods and results, information about materials, compositions and sources, and drawings, specifications, laboratory notebooks, work product and other relevant writings in each case, which is necessary or desirable for the practice of the Licensed Product.

1.51                        “Licensor Patents” means any and all Patent Rights Controlled by Licensor during the Term pertaining to the Licensed Products, including, but not limited, to Licensor’s interest in the Patent Rights scheduled on Schedule 9.3.1 and any Patent Right Covering an Improvement.

1.52                        “Licensor Technology” means, collectively, the Licensor Patents and Licensor Know-How.

1.53                        “NADA” means a new animal drug application for the marketing, manufacture and sale (and pricing when applicable) of a Licensed Product in the United States.

1.54                        “Napo Know-How” means the confidential, unpatented Know-How licensed to Licensor under the Napo License Agreement.

1.55                        “Napo License Agreement” means that certain License Agreement dated as of January 27, 2015, pursuant to which Napo Pharmaceuticals, Inc. (“Napo”) has granted to Licensor an exclusive license to the Napo Technology and the Napo IP.

1.56                        “Napo Patents” means the Patent Rights licensed to Licensor under the Napo License Agreement.

1.57                        “Net Sales” means, with respect to each country in the Territory and with respect to a Licensed Product, the gross amount invoiced by Elanco (including an Elanco Affiliate) or any Sublicensee thereof to unrelated Third Parties, excluding any sublicensee, for the Licensed Product in the Territory, less:

(a)         Trade, quantity and cash discounts allowed;

(b)         Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c)          Licensed Product returns and allowances;

(d)         Any Tax imposed on the production, sale, delivery or use of the Licensed Product, including, without limitation, sales, use, excise or value added taxes;

(e)          Wholesaler inventory management fees;

(f)           Allowances for Distribution Expenses; and

(g)          Any other similar and customary deductions which are in accordance with GAAP.

Such amounts shall be determined from the books and records of Elanco or Sublicensee, maintained in accordance with GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied. Elanco further agrees in determining such amounts, it will use Elanco’s then current standard procedures and methodology, including Elanco’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

In the event that the Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Product and other active compound(s) and/or ingredients), the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

The weighted average sale price for a Product, other product(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Product, other product(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.58                        “Non-breaching Party” has the meaning assigned to such term in Section 14.3.

1.59                        “Party” means, as applicable, Licensor or Elanco and, when used in the plural, means Licensor and Elanco.

1.60                        “Party Specific Regulations” means all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.61                        “Patent Rights” means all: (a) patents, (including, without limitation, all reissues, reexaminations, extensions, substitutions, re-registrations, re-validations, supplementary protection certificates and patents of addition); (b) patent applications (including, without limitation, all provisional applications, divisionals, continuations, continuations-in-part); and (iii) all patents and patent applications anywhere in the world that at any time, directly or indirectly, claim priority from, support a claim of priority of or contain substantially identical disclosure as any of the foregoing.

1.62                        “Pharmacovigilance Agreement” means the agreement describing Adverse Event handling and reporting to Regulatory Authorities, including without limitation, timely reporting to the other Party of Adverse Events delivered under Section 10.3.

1.63                        “Product” has the meaning assigned to such term in Recital A.

1.64                        “Product Complaint” means a written, oral, or electronic communication that alleges deficiencies related to the safety, identity, strength, purity, quality, potency, durability, effectiveness, or performance of a product manufactured and/or distributed by Elanco that could be related to manufacturing, packaging, or labelling. Product Complaint includes also (a) suspected counterfeit products, which are products that are deliberately or fraudulently mislabelled with respect to identity and/or source; a counterfeit drug, container, or label bears the trademark, trade name, or other identifying mark (e.g., shape or color), imprint, or device of a drug manufacturer, processor, packer, or distributor without authorization and with intent to mislead purchasers into believing the product is authentic, and (b) suspected tampering, which is the manipulation of any authentic product or packaging thereby rendering it false or misleading, with malicious or illegal intent.

1.65                        “Quality Agreement” has the meaning assigned to such term in Section 8.1.2 (b).

1.66                        “Registration” means, with respect to a Licensed Product in a particular country or legal jurisdiction, all approvals, licenses, registrations or authorizations of any Regulatory Authority, necessary for the manufacturing, use, storage, import, transport and sale of such Licensed Product in such country or legal jurisdiction.

1.67                        “Registration Application” means a NADA in the U.S., or a comparable filing for Registration for the marketing, manufacture and sale (and pricing when applicable) of a Licensed Product in any other country or legal jurisdiction.

1.68                        “Regulatory Authority” or “Regulatory Authorities” means any governmental authority that regulates the Licensed Products, including but not limited to the Environmental Protection Agency (“EPA”), FDA, including the Center for Veterinary Medicine (“CVM”), Food Safety and Inspection Service (“FSIS”), U.S. Department of Agriculture (“USDA”) or any counterparts thereof in jurisdictions outside of the U.S. such as the European Medicines Agency (“EMA”).

1.69                        “Regulatory Materials” means the regulatory registrations, applications, authorizations and approvals (including approvals of NADAs, supplements and amendments, pre- and post-approvals, pricing and Third Party reimbursement approvals, and labeling approvals), Registration Applications, Registrations or other submissions made to or with any Regulatory Authority necessary for the research, development, manufacture, or commercialization of a Licensed Product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NADA, including all drug master file(s) (“DMF”) (if any), or foreign equivalents of any of the foregoing.

1.70                        “Royalty Term” has the meaning assigned to such term in Section 5.4.

1.71                        “Safety Study” means that certain safety study being undertaken by the Licensor as of the Effective Date.

1.72                        “Sublicensee” shall mean a Third Party to which Elanco grants a sublicense in accordance with the provisions of Section 7.1.

1.73                        “Successful Completion” means completion of the Dose-Ranging Study being conducted by Licensor that meets the success criteria jointly proposed by the Parties in a collaborative effort and reviewed and approved by the JSC prior to the commencement of such study.

1.74                        “Supply Agreement” has the meaning assigned to such term in Section 8.1.2(a).

1.75                        “Tax” or “Taxation” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest).

1.76                        “Taxing Authority” means any federal, national, provincial, state, local or foreign government, or any subdivision, agency, commission or authority thereof exercising Tax regulatory, enforcement, collection or other authority.

1.77                        “Term” has the meaning assigned to such term in Section 14.1.

1.78                        “Termination Date” has the meaning assigned to such term in Section 14.7.

1.79                        “Territory” means the world.

1.80                        “Third Party” means any person or entity who or which is neither a Party nor an Affiliate of a Party.

1.81                        “Trademarks” has the meaning assigned to such term in Section 7.5.

1.82                        “United States” or “U.S.” means The United States of America, including its possessions, territories and commonwealths including Puerto Rico.

1.83                        “Valid Claim” means a claim of an issued or granted Licensor Patent in any country that has not expired or lapsed, been abandoned or cancelled, or held or declared invalid or unenforceable, wherein such Licensor Patent was owned or Controlled by the Licensor prior to the Effective Date. For clarity, a Valid Claim of an issued or granted patent shall be deemed to exist during any issued or granted applicable patent term extension for the relevant patent.

2.                                      OVERSIGHT OF THE COLLABORATION.

2.1                               Joint Steering Committee.

2.1.1                     The joint steering committee shall consist of four members, two from each Party (“Joint Steering Committee” or “JSC”). Each Party will provide the other Party with the names and contact information for its JSC members within thirty (30) days of the Effective Date. The JSC is responsible for:

(a)                       Fostering a positive relationship between the Parties;

(b)                       Establishing sub-committees as needed;

(c)                        Setting the strategic vision and ensuring that the various sub-committees make decisions and provide oversight and guidance that are consistent with that strategic vision;

(d)                            Reviewing and approving the Development Plans for each Licensed Product, and any updates to any of the foregoing from time to time proposed;

(e)                             Ensuring the goals and objects, and the target completion dates, set out in the Development Plan are being met;

(f)                              Monitoring the Development Plans for the achievement of milestones; Reviewing and approving the co-promotion plans in accordance with Section 4.3 of this Agreement; and

(g)                             Such other tasks jointly assigned by the Parties; provided, however, the JSC does not have the authority to amend this Agreement.

2.1.2           The JSC will terminate upon expiration or termination of this Agreement.

2.2                                    Joint Steering Committee Operating Principles.

2.2.1           In the event that a Party intends to replace an individual serving as a JSC member, the Party must notify the other Party thirty (30) calendar days following such change and include contact information of the incoming JSC member.

2.2.2           Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC.

2.2.3           Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the JSC upon notice to the other Party.

2.2.4           The JSC shall meet four times annually (while aiming at meeting once each Calendar Quarter), unless agreed otherwise by the Parties in writing, on such dates, and at such places and times, as the Parties shall agree.

2.2.5           The Parties may elect to meet in-person, by means of telecommunications, video conferences, electronic mail or other correspondence.

2.2.6           Only the members of the JSC have voting rights and will attempt to reach consensus on any decision; in events where consensus cannot be obtained on a decision after actively attempting the resolve the matter for at least two (2) weeks, the JSC members will jointly escalate the matter to a designated senior executive at each Party. The JSC will provide the designated senior executive at each Party with a jointly prepared one-page memorandum summarizing the issue. Within thirty (30) days from the alert, a meeting of the designated senior executives will be scheduled to resolve the issue. Such meeting may take place in-person, by means of telecommunication or video conference. In the event a decision cannot be made jointly by both designated senior executives after at least two (2)

meetings of the designated senior executives, Elanco shall be authorized to make the decision.

2.2.7           Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the JSC.

3.                                      THE DEVELOPMENT PROGRAM.

3.1                               Acute Trial and Safety Study. The Parties recognize the Licensor has commenced work on the Acute Trial and the Safety Study for dogs prior to the Effective Date. Elanco agrees to reimburse Licensor for the expenses incurred in connection with both the Acute Trial and Safety Study, not to exceed the budget set forth on Exhibit 3.1.

3.2                               Dose Ranging Study. Upon completion of the Acute Trial, Elanco agrees to fund the Dose Ranging Study. If Elanco is not satisfied, in its sole discretion, with the results of the Dose Ranging Study, Elanco may terminate this Agreement in accordance with Section 14.2.

3.3                               Development Program. Upon successful completion of the Dose Ranging Study, Elanco shall commence a program of development including clinical and preclinical trials necessary for Registration of the Licensed Products, including for clarity Licensed Products incorporating any Improvements for the Field of Use, which shall be designed to develop and commercialize (with input from the JSC) such Licensed Products and any such Improvements (the “Development Program”).

3.4                               Development Operating Plan.

3.4.1                     Within ninety (90) calendar days following completion of the Dose Ranging Study, the Parties will, through the JSC, review and approve an overall development plan, based on a draft developed by Elanco, (the “Development Plan” or “DP”) which shall set forth, as appropriate, from time to time and among other things: (a) a description of the scope of development activities to be taken in the Territory and design of field trials, together with an allocation of responsibilities under the Development Program; (b) estimated timelines and associated third party expenses for development of the relevant Licensed Product.

3.4.2                     The Development Plan may be updated from time to time, and submitted to the JSC for its review. Each such update shall set forth in reasonable detail: (a) estimated timelines for completion of clinical and pre-clinical studies to be undertaken by either Party hereunder; and (b) outlines of studies and protocols (where applicable).

3.5                               Responsibilities of Licensor under the Development Program. As part of the Development Program and with respect to the Development Plan, Licensor shall:

3.5.1                     Update Elanco on the progress of the Acute Trial for dogs through the JSC;

3.5.2                Review and provide input into the Development Plan within thirty (30) days of its receipt of the draft developed by Elanco;

3.5.3                Cause its representatives to the JSC to review the Development Plan within sixty (60) days of the submission of the Development Plan to the JSC;

3.5.4                Monitor the progress on the Development Plan; and

3.5.5                Perform such other responsibilities with respect to the Development Program and Development Plan as may be agreed upon by the Parties from time to time.

3.6                          Responsibilities of Elanco under the Development Program. As part of the Development Program and with respect to the Development Plan, Elanco shall:

3.6.1                Monitor the progress on the Development Plan and seek changes as Elanco deems necessary;

3.6.2                Register the Licensed Products for use in the Territory pursuant to Section 10.1; and

3.6.3                Perform such other responsibilities with respect to the Development Program and Development Plan as may be agreed upon by the Parties from time to time.

3.7                          Funding of Development Program. Except as otherwise provided in Sections 3.1 (Acute Trial and Safety Study) and 3.2 (Dose-Ranging Study), the Development Program shall be funded in accordance with budget incorporated into the Development Plan. Under no circumstance shall development expenses be assigned to Licensor under the Development Program or Development Plan without Licensor’s prior written consent.

3.8                          Termination of the Development Program. The Licensor’s involvement in and funding of the Development Program shall terminate with respect to the Licensed Products on the first to occur of the following: (a) termination of this Agreement, or (b) mutual agreement of the Parties to cease development activities.

4.                                 COMMERCIALIZATION PROGRAM.

4.1                          Generally. The commercialization program shall include each Party’s activities during the Term to advertise, market, promote, launch (including pre-launch activities) commercialize and sell the Licensed Product in the Territory (the “Commercialization Program”).

4.2                          Activities in the Elanco Exclusive Territory. Elanco or its Sublicensees, shall be responsible for, and shall, subject to this Section 4.2, have the exclusive right to direct all marketing, advertising, promotional, launch and sales activities related to the Licensed Products in the Elanco Exclusive Territory. As part of the Commercialization Program, Elanco shall:

4.2.1                     use Commercially Reasonable Efforts to perform pre-commercialization analysis, planning, market preparation, and related marketing activities related to the Licensed Products for the applicable countries in the Elanco Exclusive Territory;

4.2.2                     use Commercially Reasonable Efforts to launch the Licensed Products in the Elanco Exclusive Territory as soon as reasonably possible upon Registration;

4.2.3                     use Commercially Reasonable Efforts to commercialize the Licensed Products following launch in the Territory; and

4.2.4                     maintain customary commercial records, which shall properly reflect all work done and results achieved in connection with the Commercialization Program in the form required under all Applicable Laws and regulations in the Elanco Exclusive Territory. Licensor shall have the right, during normal business hours and upon reasonable notice, to inspect such records no more than once each Calendar Year. Licensor shall maintain such records and information contained therein in confidence in accordance with Section 12.2 and shall not use such records or information except to the extent otherwise permitted by this Agreement.

4.3                          Co-Promotion; Activities in the Co-Promotion Territory. Elanco and Licensor shall jointly develop a plan (including a budget) for co-promoting the Licensed Products for chronic indications in canine in the Co-Promotion Territory which shall be reviewed and approved by the JSC six (6) months prior to First Commercial Sale of such Licensed Product. A separate plan for co-promoting the Licensed Products for an acute indication in any species covered in the Field shall be developed by Elanco and Licensor and reviewed and approved by the JSC six (6) months prior to First Commercial Sale of such Licensed Product. The co-promotion plans will include sales training and support to be provided by Licensor during the Co-Promotion Term. All activities under the co-promotion plans will be governed by the ethics and compliance principles set forth in Exhibit 4.3. The Parties shall pay for the expenses as agreed to in the co-promotion plans. Notwithstanding the foregoing, any expense paid by Elanco must be made in accordance with its policies and procedures, including the policy pertaining to travel and dining expenses.

4.4                          Annual Minimum Sales. Within six (6) months of the First Commercial Sale for the chronic indication of the Licensed Product, the Parties shall meet to agree on the required minimum number of sales of Licensed Product that Elanco must sell in the Territory during the two year period commencing on January 1 after the third anniversary of the date of the First Commercial Sale for the chronic indication of the Licensed Product (“Annual Minimum Sales”). In the event the Parties fail to reach consensus within forty-five (45) days, Elanco shall have final authority to set the Annual Minimum Sales minimums. Thereafter, the Parties shall meet at least ninety (90) days prior to the end of the two (2) year period to set Annual Minimum Sales for the following two (2) year period. In the event the Parties are unable to agree upon required minimum number of sales of Licensed Product that Elanco must sell, the minimum shall be set at eighty percent (80%) of the minimum sales for the prior year. In the event Elanco fails to meet the Annual Minimum Sales for two (2) consecutive years, beginning three (3) years after the First Commercial Sale for the chronic indication of the Licensed Product, the Parties shall meet to discuss adjusting the Annual Minimum Sales commitment. If the Parties cannot agree to an adjustment, Licensor shall have the right to terminate this Agreement, all licenses granted by Licensor to Elanco under this Agreement will be revoked and all rights to the Licensed Products will revert back to Licensor.

4.5                          Competitive Products. During the Term, Elanco shall not commercialize a Competitive Product in the Territory.

5.                                 MILESTONES; ROYALTIES.

5.1                          On Signing. As consideration to Licensor for past work undertaken with respect to the Licensor Technology, and the rights granted to Elanco under this Agreement, a nonrefundable, non-creditable up-front payment of One Million Five Hundred Thousand U.S. Dollars (U.S. $1,500,000) together with reimbursement for the expenses incurred under the Acute Trial and Safety Study incurred will be due and payable from Elanco to Licensor within ten (10) calendar days of the Effective Date. All payments made to Licensor pursuant to this Agreement shall be sent via wire transfer to:

Beneficiary Bank Information

Bank Name: Bridge Bank, a division of Western Alliance Bank

ABA Routing #: [***]

Bank Address: 55 Almaden Blvd., San Jose, CA 95113, U.S.A.

Beneficiary Information

Account Name: Jaguar Animal Health Inc.

Account Number: [***]

Beneficiary Address: 201 Mission St., Suite 2375, San Francisco, CA 94105, U.S.A.

5.2                          Development and Commercial Milestones. Provided that Elanco does not terminate the agreement in accordance with Section 3.2 and in partial consideration of the license and rights granted to it by Licensor under this Agreement, Elanco shall make to Licensor the following non-refundable milestone payments in accordance with Section 6 of this Agreement:

Milestone Event		Milestone Payment (in USD)
1.	Successful Completion of the Dose-Ranging Study	$	[***]
2.	First Commercial Sale of a Licensed Product for acute indications of diarrhea	$	[***]
3.	First Commercial Sale of a Licensed Product for chronic indications of diarrhea	$	[***]

*** CONFIDENTIAL TREATMENT REQUESTED

Milestone Event		Milestone Payment (in USD)
4.	Aggregate worldwide Net Sales of Licensed Products exceed $[***] in a Calendar Year during the Term of this Agreement	$	[***]
5.	Aggregate worldwide Net Sales of Licensed Products exceed $[***] in a Calendar Year during the Term of this Agreement	$	[***]

5.3                          Royalty Payments to Licensor. As further consideration to Licensor for the license and other rights granted to Elanco under this Agreement, Elanco shall make the following royalty payments to Licensor:

Aggregate Net Sales of Licensed Products in the Territory during the Calendar Year	Royalty rate for a Licensed Product Covered by a Valid Claim		Royalty rate for a Licensed Product not Covered by a Valid Claim and no Competitive Product (U.S. Only)		Royalty rate for a Licensed Product not covered by a Valid Claim (OUS) and if in the U.S., Competitive Product has entered the market
Up to $[***]	[***]	%	[***]	%	[***]	%
In excess of $[***]	[***]	%	[***]	%	[***]	%

For clarity, in the event aggregate Net Sales in any Calendar Year exceed $[***] for a Licensed Product Covered by a Valid Claim, the first $[***] will be paid at the [***]% royalty rate and only Net Sales in excess of $[***] will be paid at the [***]% royalty rate.

5.4                          Royalty Term; Reduction. Royalties shall be paid under Section 5.3, on a country-by-country basis and Licensed-Product by Licensed-Product basis, commencing with the First Commercial Sale of a Licensed Product in such country until the latest of: (a) the date on which there is no Valid Claim of any Licensor Patent Covering such Licensed Product in such country; (b) the expiration of any regulatory exclusivity in such country covering such Licensed Product; or (c) the fifteenth anniversary of the First Commercial Sale of a Licensed Product in such country (“Royalty Term”).

5.5                          Anti-Stacking Provision. Should Elanco determine that access to Third Party’s patent rights is necessary for development or commercialization of the Licensed Product due to the infringement or potential infringement of such Third Party patent rights by the Licensor

*** CONFIDENTIAL TREATMENT REQUESTED

Technology, Elanco will consult with Licensor before seeking access to such Third Party’s Patent Rights. If Elanco pays compensation to a Third Party for access for a Licensed Product for which compensation is also due to Licensor, Elanco shall have the right to deduct from the royalties owed to Licensor for such Licensed Product, one half (1/2) of the royalties to be paid to said Third Party; provided, however, that the maximum deduction under this Section 5.5 shall not exceed 50% of the royalty otherwise payable under Section 5.3.

5.6                          Blended Royalty Rates. The Parties hereby acknowledge and agree that: (a) Products involving the exercise of the Licensor Patents and/or the incorporation of the Licensor Know-How licensed pursuant to this Agreement, if separate royalty rates were to be negotiated by the Parties for the foregoing, would justify royalty rates of differing amounts with respect to sales of such Products; and (b) such royalties relating to the Licensor Patents and the Licensor Know-How would last for different royalty terms. In light of such considerations and for reasons of convenience, the Parties have hereby determined that a single, blended royalty rate for all Products, regardless of whether such Products involve the exercise of the Licensor Patents and/or the incorporation of the Licensor Know-How licensed pursuant to this Agreement, will apply during a single royalty term and that the utilization of such blended royalty rate is advantageous to both Parties.

6.                                 PAYMENTS AND REPORTS.

6.1                          Milestone Payments. Upon achievement by or on behalf of Elanco of any milestone event set forth in Section 5.2, as applicable, Elanco shall promptly notify Licensor of such achievement, and Elanco shall pay Licensor the corresponding milestone payment within sixty (60) calendar days after issuance by Licensor of an invoice for such milestone payment. With respect to Milestone 4 and 5, the provision by Elanco to Licensor of the report set forth in Section 6.2 specifying aggregate Net Sales in the applicable Calendar Year that achieve the applicable milestone event, shall constitute notice by Elanco of the achievement of the applicable Milestone. For clarity, Elanco shall be obligated to make a milestone payment corresponding to each of the events set forth in Section 5.2 only once, regardless of the number of Licensed Products that achieve such milestone event or the number of times such milestone event occurs for such Licensed Product.

6.2                          Royalty Payments. Beginning with the Calendar Quarter in which the First Commercial Sale of a Licensed Product is made in the Territory that requires royalty payments to Licensor, and for each Calendar Quarter thereafter, royalty payments shall be made to Licensor in accordance with the royalty rates set forth in Section 5.3 (together with the statement described in this Section 6.2), within sixty (60) calendar days following the end of each such Calendar Quarter. Each royalty payment shall be accompanied by a report summarizing total Net Sales during the relevant Calendar Quarter, and the calculation of royalties due thereon. In the event that no royalties are payable in respect of a given Calendar Quarter, Elanco shall submit a royalty report so indicating.

6.3                          Mode of Payment. All payments required under this Agreement shall be made in U.S. Dollars, regardless of the country(ies) in which sales are made, via wire transfer of immediately available funds as directed by the other Party from time to time.

6.4                          Records Retention. Commencing with the First Commercial Sale of a Licensed Product, Elanco shall keep complete and accurate records pertaining to the sale of each Licensed Product for a period not less than three (3) Calendar Years after the year in which such sales occurred, and in sufficient detail to permit Licensor to confirm the accuracy of the royalties paid by Elanco hereunder.

6.5                        Audits.

6.5.1                During the Term, at the request and expense of Licensor, Elanco shall permit an independent, certified public accountant, acceptable to both Parties, at reasonable times and upon reasonable written notice, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty or other payment made under this Agreement for any period within the preceding three (3) years. Licensor may audit Elanco for up to two (2) years following the termination or expiration of this Agreement. Each such period may only be audited one time, provided however, Elanco shall provide reasonable cooperation to Licensor’s accountant with respect to any follow-up inquiries pertaining to any particular audit. Said accountant shall not disclose to Licensor or any other person any information obtained in the context of such audit, except that such accountant may disclose to Licensor the fact of a deficiency, the lack of a deficiency or any overpayment, and the degree thereof, including the dollar amount. All results of any such examination shall be made available to Elanco.

6.5.2                In the event that any audit reveals an under-payment in the amount of any payments that should have been paid by Elanco to Licensor, then such amount shall be paid within forty-five (45) calendar days after Licensor makes a demand therefor. In addition, if the underpayment is in excess of five percent (5%) of the amount due or Fifty Thousand U.S. Dollars ($50,000), whichever is greater, of the amount that actually should have been paid, then Elanco shall reimburse Licensor for its reasonable cost of the audit.

6.6                          Taxes. In the event that Elanco is mandated under the laws of a country to withhold any Tax to any Taxing Authorities in such country in connection with any payment to Licensor, such amount shall be deducted from the payment to be made by Elanco, provided, that, Elanco shall promptly notify Licensor so that Licensor may take lawful actions to avoid and minimize such withholding. Elanco shall reasonably promptly furnish Licensor with copies of any Tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the relevant Governmental Authority related to any application by Licensor for foreign tax credit for such payment. Elanco agrees to cooperate with Licensor in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

7.                                 GRANT OF RIGHTS.

7.1                          License Grants to Elanco. Subject to the terms and conditions set forth in this Agreement:

7.1.1                Licensor hereby grants to Elanco an exclusive (without any reservation of rights by Licensor), sublicenseable license under the Licensor Technology to use, develop, market, sell, offer to sell, import, export and commercialize the Licensed Products in the Territory during the Term;

7.1.2                Licensor hereby grants to Elanco a non-exclusive, sublicenseable license under the Licensor Technology to make or have made the Licensed Products to the extent permitted under the Supply Agreement in the Territory during the Term; and

7.1.3                Elanco hereby grants back to Licensor a non-exclusive, sublicenseable license under the Licensor Technology to develop and commercialize the Licensed Products in accordance with the Development Plan and co-promotion plan provided for in Section 4.3 in the Co-Promotion Territory during the Co-Promotion Term.

7.1.4

7.2                          Licensor Retention of Rights. Licensor retains the right to practice and/or license the Licensor Technology outside of the Field of Use in the Territory and may retain any and all proceeds from any such license.

7.3                         Sublicensing.

The license granted in Section 7.1.1 includes the right of Elanco to sublicense any and all of the licensed rights under Section 7.1.1 to one or more tiers of Sublicensees including but not limited to its Affiliates. All sublicenses granted to Third Parties will be pursuant to a written agreement that is in accordance with and not broader than the terms of this Agreement. Elanco shall remain responsible for the performance of any activities conducted by a Sublicensee, and for all payments owed to the Licensor therefrom.

7.4                          Trademarks. Licensor hereby grants to Elanco a license in the Territory under the Trademarks and Alternate Trademarks, both as defined below, and their associated goodwill during the Term to use the Trademarks and Alternate Trademarks and their corresponding domain names for the development, sale, importation, exportation, lease or disposal of any Licensed Product. The license shall be exclusive (without any reservation of rights by Licensor) in the Elanco Exclusive Territory and shall be co-exclusive (with Licensor) in the Co-Promotion Territory during the Co-Promotion Term. During the Term, Elanco shall market the Licensed Products throughout the Territory under the CanaleviaTM trademarks listed on Exhibit 7.4 (collectively, the “Trademarks”). In countries in the Territory where the CanaleviaTM trademark is unavailable, Licensor will seek an alternative trademark for the Licensed Products in such countries (each, an “Alternate Trademark”). Licensor will be solely responsible for and will use Commercially Reasonable Efforts to timely obtain the CanaleviaTM trademark, or an Alternate Trademark, for use on the Licensed Products. Licensor will initiate trademark filing activities promptly following the execution of this Agreement in such countries of interest to Elanco. Licensor shall own all right, title and interest in and to such Trademarks and Alternate Trademarks. Elanco has the right to incorporate the Trademarks (and any Alternative Trademark, where applicable) within Elanco’s trade dress. The rights to such trade dress shall remain with Elanco. The ownership and all goodwill from the use of the Trademarks (and Alternate Trademarks) and corresponding domain names shall vest in and inure to the benefit of Licensor. Licensor shall provide a complete listing of all Trademarks in Exhibit 7.4, including application number, registration number, renewal date, application filing date, and the like. Within 30 calendar days of a Licensor Trademark registration, Licensor shall provide notice to Elanco including the date of registration. No more than once a year, at Elanco’s request, Licensor shall provide Elanco an updated Exhibit 7.4. Licensor shall be responsible for renewing the Trademarks and Alternate Trademarks at its expense. In the event of the institution or threatened institution of any suit by a Third Party against Elanco for trademark infringement involving the use, manufacture, sale, offer for sale, importation, distribution or marketing of a Licensed Product in the Territory, where such infringement claim is a result of the use of the Trademarks or Alternate Trademarks or corresponding domain names, Elanco shall promptly notify Licensor in writing of such suit. Licensor shall have the sole right to defend and control such suit at its own expense and at its sole discretion and shall be responsible for all damages incurred as a result thereof. Elanco hereby agrees to assist and cooperate with Licensor, at Licensor’s reasonable request and expense, in the defense of any suit related to the use of the Trademarks or Alternate Trademarks or corresponding domain names (including, without limitation, consenting to being named as a nominal party thereto). During the pendency of such action and thereafter, Elanco shall continue to make all payments due under this Agreement. If Licensor finally prevails and receives an award from such Third Party as a result of such action (whether by way of judgment, award, decree, settlement or otherwise), such award shall be retained entirely by Licensor.

7.5                               Trade-dress. Elanco shall identify on trade-dress for Licensed Products in the Territory that the Licensed Product is being manufactured by (or on behalf of) Licensor and distributed by Elanco pursuant to a license from Licensor to the extent legally permissible.

8.                                      MANUFACTURING AND SUPPLY

8.1                               Supply of Licensed Product.

8.1.1                     Licensor shall be responsible for the manufacture and supply of Elanco’s reasonable requirements of API, drug product or finished product in accordance with the Supply Agreement and in compliance with GxP, if applicable.

8.1.2                     Prior to the first purchase of Licensed Products from Licensor by Elanco, the Parties will enter into negotiations and execute:

(a)                                 an agreement governing the supply of active product ingredient and/or finished Product by Licensor to Elanco (“Supply Agreement”) substantially in line with the terms attached hereto in Exhibit 8.1.2(a); and

(b)                                 an agreement that addresses Product Complaints as well as procedures, testing, specifications and quality of raw materials and that sets forth the quality expectations, responsibilities, oversight and requirements relating to the manufacture and supply Licensed Products (“Quality Agreement”).

8.1.3                     Licensor shall manufacture the Licensed Products in accordance with the terms and conditions of this Agreement, the Supply Agreement and the Quality Agreement, and shall ensure that all Licensed Product delivered pursuant to such agreements shall conform with the specifications as mutually agreed upon in writing by the Parties, GxP and all Applicable Laws.

8.1.4                     Notwithstanding any provisions of the Quality Agreement, following the Effective Date, Elanco shall have the right, one time per calendar year, upon reasonable notice during normal business hours, to conduct a quality audit of the manufacturing process to be used in the supply of the Licensed Products to ensure GxP compliance; provided however, that Elanco shall have the right to further audits if corrective actions are necessary based on the original audit to ensure that such corrections have been made or if quality concerns require an audit for causes related thereto. If any deficiency is identified by Elanco from the foregoing quality audit, the Parties shall agree to reasonable corrective actions to be implemented prior to the manufacture of the Licensed Products.

8.1.5                     Licensor shall not move or otherwise modify the manufacturing processes without Elanco’s prior consent, not to be unreasonably withheld, unless such moves or modifications are done according to the change control provisions in the Quality Agreement.

8.2                               Packaging and Labeling. Elanco is responsible for all labeling and packaging for the Licensed Products. All designs will be submitted to the JSC for approval. The Licensed Product label will carry the Elanco name and brand.

9.                                      OWNERSHIP; PATENTS AND KNOW-HOW.

9.1                               Ownership. Licensor shall retain all right, title and interest in and to the Licensor Technology regardless of Elanco’s preparation and filing of any Registration Applications, subject to the licenses granted to Elanco pursuant to Section 7.1. Elanco shall retain all right, title and interest in and to Elanco Platform Technology.

9.2                               Improvements.

9.2.1                     All right, title and interest in and to any Improvements shall be owned as follows:

(a)                                 if related to the Elanco Platform Technology, it shall be owned solely by Elanco;

(b)                                 if unrelated to the Elanco Platform Technology and made solely by employees or contractors of Licensor, it shall be owned solely by Licensor;

(c)                                  if unrelated to the Elanco Platform Technology and made solely by employees or contractors of Elanco, it shall be owned solely by Elanco; and

(d)                                 if unrelated to the Elanco Platform Technology and made by employees or contractors of both Parties, it shall be owned jointly by the Parties (“Joint Inventions”). Each Party shall have the right to exploit any Joint Inventions, to the extent it can do so without infringing on the other Party’s other intellectual property rights, without compensation, liability or other obligation (including, without limitation, accounting obligations) to the other Party.

9.2.2                     Elanco shall automatically receive a license to all Licensor’s Improvements under Section 9.2.1 pursuant to the licenses granted in Section 7.1 of this Agreement.

9.2.3                     Elanco hereby grants Licensor a non-exclusive, royalty-free, irrevocable, perpetual license to use all Elanco’s Improvements (excluding any Know-How comprising Elanco Platform Technology) solely to commercialize Licensed Products in the Territory. This provision shall survive any termination or expiration of this Agreement.

9.3                               Patent Notification, Prosecution, Maintenance and Extension.

9.3.1                     Licensor shall provide a complete listing of all Licensor Patents existing as of the Effective Date in Exhibit 9.3.1, including application number, patent number, expiration date, assignee, filing date, priority information, and the like. Within 30 calendar days of a Licensor Patent issuing, Licensor shall provide notice to Elanco including the date of issuance and a copy of the issued claims. No more than once a year, at Elanco’s request, Licensor shall provide Elanco an updated Exhibit 9.3.1.

9.3.2                     Subject to the terms of the Napo License Agreement, each Party shall have full responsibility for, and shall control the preparation and prosecution of, and the maintenance of, all Patent Rights relating to the Patent Rights owned solely by it throughout the Territory. Each Party shall pay all costs and expenses of filing, prosecuting and maintaining such Patent Rights relating to Improvements owned solely by it. Notwithstanding the foregoing, Licensor agrees to provide Elanco copy of and to solicit Elanco’s advice and review any patent application to the extent such are related to Licensor Patents and Licensor Improvements and all material prosecution matters related thereto within a reasonable time prior to submission of the same to the relevant patent authority. Except as provided by Section 9.3.4, the Parties shall bear their own costs of such activities for such Patent Rights.

9.3.3                     Each Party agrees to promptly provide to the other Party with a complete written disclosure of any Improvement, except improvements to the Elanco Platform Technology, made by such Party. Licensor shall in its sole discretion, determine whether or not to proceed with the preparation and prosecution of a patent application directed to any Improvement owned solely by Licensor. Elanco shall determine, in its sole discretion, whether any Improvement owned solely by it shall, in its sole discretion, determine whether or not to proceed with the preparation and prosecution of a patent application directed to any Improvement owned solely by Elanco.

9.3.4                     Notwithstanding Section 9.3.3, upon written notice by Elanco to Licensor that a patent application should be filed for an Improvement owned by Licensor in a particular country in the Territory in which Elanco intends to commercialize the Licensed Product; Licensor shall, at its sole cost and expense, promptly file patent applications for any Improvement licensed to Elanco pursuant to Section 7.1 in such country.

9.3.5                     Licensor and Elanco shall together determine whether or not to proceed with the preparation and prosecution of a patent application directed to any Joint Inventions. Licensor and Elanco shall share equally all costs and expenses of preparing, filing, prosecuting and maintaining patent applications and patents relating to Joint Inventions. If either Party elects not to pay for: (A) the filing of a patent application in any country in the Territory on any Joint Inventions, or (B) the further prosecution or maintenance of any Patent Rights directed to any Joint Invention in any country in the Territory, or (C) the filing of any divisional or continuing patent application (based on a prior patent application or patent) on a Joint Inventions in any country in the Territory, such Party shall notify the other Party in writing in a timely manner and the other Party may do so at its sole expense.

9.3.6                     Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to provide consultation and assistance as may be reasonably necessary in the preparation, prosecution, maintenance and enforcement of the Patent Rights directed to Improvements.

9.3.7                     Licensor, at Elanco’s reasonable request, and subject to the terms of the Napo License Agreement, shall cooperate on the selection of Licensor Patents, if any, for term extension and in the filing of any term extensions, supplementary protection certificates or equivalents thereof offering patent protection beyond the initial term.

9.3.8                     Licensor, at Elanco’s reasonable request, shall cooperate in the submission of Licensor Patents for inclusion in the FDA Approved Animal Drug Products (Green Book) or any comparable listing under Applicable Laws in any country in the Territory.

9.4                               Patent and Trademark Rights Enforcement and Defense.

9.4.1                     If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity (an “Infringement”) by a Third Party with respect to a Licensed Patent within the Territory, such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such Infringement.

9.4.2                     Licensor shall have the first right, but not the duty, to institute, prosecute, and control any action or proceeding with respect to an Infringement based on any Licensor Technology or use of a Licensor owned Trademark or Alternate Trademark in the Territory. If Licensor (or its designee) does not take action to secure actual cessation of such infringement

(except by granting said Third Party a license under the infringed patents or trademarks) or institute an infringement proceeding against an offending Third Party within one hundred eighty (180) calendar days after a receipt of evidence of the Infringement, Elanco shall have the right, but not the duty, to institute, prosecute, and control any action or proceeding with respect to such Infringement. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. The non-instituting Party may be represented by counsel in such proceeding at the non-instituting Party’s sole cost. In the event that Elanco bears costs under aforementioned sentence, Elanco may offset 50% of such costs from payments up to 50% of what is otherwise owed by Elanco under Sections 5.2 and 5.3. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute, prosecute, and control such Infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto). Any award, damages or other monetary awards recovered (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all reasonable out of pocket costs and expenses incurred by each Party with respect to such action on a pro rata basis and, if after such reimbursement any funds remain from such award, they shall be allocated as follows: (A) if Licensor has instituted and maintained such action alone, Licensor shall be entitled to retain such remaining funds; (B) if Elanco has instituted and maintained such action alone, Elanco shall be entitled to retain such remaining funds, but shall pay Licensor a royalty, as if such remaining funds constituted Net Sales made within the month the funds are received; or (C) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of instituting and maintaining such action. The Parties shall not enter into any settlement that would adversely affect a Party’s rights under this Agreement, impose any financial liability or obligation, compromise the validity or enforceability of a Licensor Patent, or constitute an admission of guilt or wrongdoing by a Party without the prior written consent of the Parties.

9.4.3                     In the event the validity or enforceability of a Licensor Patent that Covers a Licensed Product is challenged by a Third Party, either as a counterclaim in an infringement action, a declaratory judgment action or administrative proceeding within the United States Patent and Trademark Office (such as an Inter Partes Review or Post Grant Review proceeding) or the like, the Parties shall cooperate to defend against the challenge and Licensor shall bear the costs of such defense, with such costs being reimbursed out of any award, settlement or other recovery as set forth with respect to infringement actions in Section 9.4.2.

9.4.4                     The rights of enforcement set forth in this Section shall be subject to the Napo License Agreement with respect to the Napo Patents and the Napo Know-How.

9.5                               Infringement Action by Third Parties. In the event of the institution or threatened institution of any suit by a Third Party against Elanco for patent infringement involving the use, manufacture, sale, offer for sale, importation, distribution or marketing of a Licensed Product in the Territory, where such infringement claim is a result of the use of the Licensor Technology, Elanco shall promptly notify Licensor in writing of such suit. Licensor shall defend and indemnify Elanco in such suit at its own expense and shall be responsible for all damages incurred as a result thereof. Elanco may be represented by counsel in such proceeding at Elanco’s sole cost. Elanco hereby agrees to assist and cooperate with Licensor, at Licensor’s reasonable request and expense, in the defense of any suit related to the Licensor Technology. During the pendency of such action and thereafter, Elanco shall continue to make all payments due under this Agreement. If Licensor finally prevails and receives an award from such Third Party as a result of such action (whether by way of judgment, award, decree, settlement or otherwise), such award shall be retained entirely by Licensor. Elanco agrees in connection with any such defense proceedings by Licensor to use Commercially Reasonable Efforts to cooperate to minimize any damages incurred in connection with any such infringement claim.

10.                               REGULATORY MATTERS.

10.1                        Regulatory Filings and Approvals.

10.1.1              Elanco shall be responsible, at its own expense, for preparing, filing and maintaining all required Registration Applications and Registrations for Licensed Products in the Elanco Exclusive Territory. Licensor shall be responsible, at its own expense, for preparing, filing and maintaining all required Registration Applications and Registrations for Licensed Products in the Co-Promotion Territory.

10.1.2              Each Party will provide the other Party in a timely manner with all information and assistance required by the other Party in order to file, obtain and maintain such required Registrations and to otherwise interact with Regulatory Authorities.

10.1.3     The Registrations in the Co-Promotion Territory will be filed in the name of Licensor and such Registrations shall be exclusively owned by Licensor. The Registrations in the Elanco Exclusive Territory will be filed in the name of Elanco and such Registrations will be exclusively owned by Elanco.

10.2                        Licensed Product Withdrawals and Recalls. In the event that any Regulatory Authority threatens or initiates any action to remove any Licensed Product from the market in any country in the Territory, and in the event that a Party is notified of a Product Complaint, the Party who receives the notice shall notify the other Party of such event within one (1) business day after becoming aware of the action, threat, or requirement (as applicable). Elanco shall consult with Licensor prior to initiating a recall or withdrawal of Licensed Product in any country or regulatory jurisdiction in the Territory; provided, however, that the final decision as to whether to recall or withdraw a Licensed Product shall be made by Elanco. Elanco shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action in the Territory, notwithstanding any indemnification rights or other recourse that Elanco might have against Licensor under the Supply Agreement.

10.3                        Adverse Event Reporting. Representatives of each Party from the affected areas will begin meeting as soon as possible but no later than thirty (30) calendar days after the Effective Date of this Agreement and will work in good faith together to develop a

Pharmacovigilance Agreement within ninety (90) calendar days which shall, among others, provide for appropriate reporting of any Adverse Events.

11.                          REPRESENTATIONS AND WARRANTIES.

11.1                        Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

11.1.1              such Party: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) is in compliance and will be during the Term of this Agreement remain in compliance with all requirements of Applicable Law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such Party and would not materially adversely affect such Party’s ability to perform its obligations under this Agreement;

11.1.2              such Party: (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity);

11.1.3              such Party has obtained all necessary consents, approvals and authorizations of all governmental authorities and Third Parties required to be obtained by such Party in connection with this Agreement, other than any approvals required of applicable Regulatory Authorities as may be required under this Agreement from time to time; and

11.1.4              the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (a) do not conflict with or violate any requirement of any Applicable Law; and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

11.2                        Representations, Warranties and Covenants of Licensor. Licensor represents, warrants and covenants to Elanco, as of the Effective Date, and except as otherwise specified, at all times during the Term, that:

11.2.1              Parties’ exercise of any rights under the Licensor Technology as contemplated by this Agreement will not infringe any Patent Right or, to Licensor’s knowledge, other intellectual property right of any Third Party;

11.2.2              Napo has not misappropriated any Patent Right or other intellectual property right of any Third Party;

11.2.3              as of the Effective Date there is no pending litigation that alleges, and Licensor has not received any notice threatening such litigation or any other notice that, Licensor’s activities relating to the Product violate or would violate any intellectual property rights of any Third Party;

11.2.4              as of the Effective Date, and to Licensor’s knowledge, and except pursuant to the Napo License Agreement no person or entity, other than Licensor has any rights to or interest in the Licensor Technology or the Trademarks;

11.2.5              as of the Effective Date, Licensor has not given any notice to any Third Party asserting infringement by such Third Party of any of the Licensor Technology or the Trademarks and, to Licensor’s knowledge, there is no unauthorized use, infringement or misappropriation of the Licensor Technology or the Trademarks;

11.2.6              as of the Effective Date, Licensor’s activities relating to the Product have not violated, and by developing, making, using, marketing, selling, having sold, importing and distributing the Product as contemplated by this Agreement would not violate any Patent Rights or, to Licensor’s knowledge, any valid intellectual property right of any Third Party;

11.2.7              Licensor has not executed or entered into any agreement with or granted to any Third Party, directly or indirectly, any rights that would conflict with the rights granted to Elanco under this Agreement;

11.2.8              as of the Effective Date, and to Licensor’s knowledge: (A) Licensor has made available to Elanco (to the extent the same exists and is material to assessing the commercial, medical, clinical or regulatory potential of the Product) all information in its possession or control regarding the Product that is material, and (B) the information it has given to Elanco is accurate and complete;

11.2.9              as of the Effective Date, Exhibit 9.3.1 is an accurate and complete listing of all Licensor Patents and Exhibit 7.4 is an accurate and complete listing of all Trademarks;

11.2.10       as of the Effective Date, and to Licensor’s knowledge, Licensor is not aware of any inventors of any Licensor Patent Rights other than those listed as inventors on applications filed for such Licensor Patent Rights;

11.2.11       as of the Effective Date, and to Licensor’s knowledge, Licensor has taken reasonable steps to protect the confidentiality of Licensor Know-How; and

11.2.12       as of the Effective Date, and to Licensor’s knowledge, it owns or controls all right, title and interest in and to the existing Licensor Technology and the Trademarks and such right, title and interest is free and clear of all encumbrances, security interests, options and licenses, except for security interest granted to lenders in the normal course of business.

11.3                        Representations, Warranties and Covenants of Elanco. Elanco represents, warrants and covenants to Licensor, as of the Effective Date, and except as otherwise specified, at all times during the Term, that:

11.3.1              it shall perform those activities assigned to it under the Development Program and this Agreement in compliance with Applicable Law, including GxP, in each case as applicable under the laws and regulations of the country where such activities are conducted, and will conduct such activities in accordance with the terms of this Agreement; and

11.3.2              it has not been debarred, and no employee or agent of Elanco involved or to be involved in carrying out Elanco’s obligations under this Agreement has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) and (b) or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) including but not limited to, the federal Medicare or a state Medicaid program, or debarred, suspended, excluded, or otherwise declared ineligible from any Federal agency or program. In the event that Elanco (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, or (ii) received notice of an action or threat of an action with respect to a debarment, suspension, exclusion, sanction, or ineligibility, Elanco agrees to immediately notify Licensor. Elanco also agrees that in the event that it becomes debarred, suspended, excluded, sanctioned or otherwise declared ineligible, it shall immediately notify Licensor in writing and cease all activities being performed pursuant to this Agreement, and Licensor shall have the right to immediately terminate this Agreement.

11.4                        Disclaimers.

11.4.1              EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, OR NON-INFRINGEMENT.

11.4.2              EXCEPT WITH RESPECT TO A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY WITH RESPECT TO CLAIMS BY THIRD PARTIES AGAINST A PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES.

12.                               PUBLICATION; CONFIDENTIALITY.

12.1                        Notification and Review.

12.1.1              Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, both Parties also recognize the importance of acquiring patent protection. Consequently, any proposed scientific publication, by either Party (including its Affiliates and/or Sublicensees), that includes information related to the Licensed Product and/or the other Party’s Confidential Information, shall comply with this Section 12.1. At least forty-five (45) calendar days before a manuscript is to be submitted to a publisher, the publishing Party shall provide the JSC with a copy of the manuscript. If the publishing Party wishes to make an oral presentation or publish any abstract, it shall provide the JSC with a summary of such presentation or abstract, as the case may be, at least fifteen (15) business days before such oral presentation or before such abstract is to be submitted. Any oral presentation, including any question period, shall not include any Confidential Information unless both Parties otherwise agree in writing in advance of such oral presentation. Notwithstanding the foregoing, Elanco may publish clinical trial information on Elanco’s online database. For the avoidance of doubt, this Section 12.1.1 does not apply to promotional material which Elanco may develop and make available in accordance with its internal policies.

12.1.2              The JSC shall, as appropriate, pass the manuscript, abstract, text or any other material provided under Section 12.1.1 to the patent counsel or other designated representative of the Party (the “Interested Party”) reasonably believed by the JSC to own the underlying technology which is the subject matter of such manuscript, abstract, text or other material, for a determination by such Interested Party whether patentable subject matter is or may be disclosed. The Interested Party or the JSC, as applicable, shall notify the publishing Party in writing within thirty (30) calendar days of receipt of the proposed publication if such Interested Party, in good faith, determines that patentable subject matter is or may be disclosed, or if the Interested Party or the JSC, in good faith, believes Confidential Information (as defined in Section 12.2) is or may be disclosed. In the event the JSC, in its sole discretion, determines that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed one hundred twenty (120) calendar days from the JSC’s receipt of the proposed publication or presentation to allow time for the filing of patent applications directed to such subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the one hundred twenty (120)-calendar-day period, the JSC will discuss the need for obtaining an extension of the publication delay beyond the one hundred twenty (120)-calendar-day period. If the JSC determines in good faith that Confidential Information is or may be disclosed, the JSC will determine mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

12.1.3              Except as expressly provided in this Section 12, each Party agrees not to make any publication, public announcement or disclosure of the terms of this Agreement, without first obtaining the written approval of the other Party and agreement upon the nature and text of such public announcement or disclosure, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parties shall agree upon a press release to announce the execution of this Agreement, together with a corresponding question and answer script for use in responding to inquiries about the Agreement and Licensor and Elanco may each disclose to Third Parties the information contained in such press release and question and answer script without the need for further approval by the other. Unless otherwise agreed by the Parties, there shall be no public disclosure of the financial terms of this Agreement, except as may be required by law.

12.1.4              Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement and any documents ancillary hereto required under Applicable Laws to the United States Securities and Exchange Commission and any other comparable governmental or regulatory agencies.

12.2                        Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the longer of: (i) during the Term and for five (5) years thereafter; or (ii) ten (10) years from Effective Date; a receiving Party shall keep, and shall ensure that its Affiliates, and their officers, directors, employees and agents, keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as set forth in this Agreement: (i) any information furnished to it by the disclosing Party; or (ii) developed under or in connection with this Agreement by either Party; except in each of subclause (i) and (ii) to the extent that it can be established by the receiving Party by contemporaneous written records that such information: (A) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (B) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (C) became generally available to the public or was otherwise part of the public domain after its disclosure hereunder and other than through any act or omission of the receiving Party in breach of this Agreement; or (D) was developed by the receiving Party independent of any disclosure received under this Agreement; or (E) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, “Confidential Information”).

12.3                        Authorized Disclosures. Notwithstanding Section 12.2, each Party may disclose Confidential Information of the disclosing Party that: (i) is submitted by a receiving Party to governmental authorities including, for the avoidance of doubt, any Regulatory Authorities, to facilitate the issuance of Registrations for the Licensed Product, provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information; (ii) is provided by the receiving Party to Third Parties under confidentiality agreements having provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and to Third Parties who are sublicensees or other development/marketing partners hereunder with respect to any of the subject matter of this Agreement; or (iii) is otherwise required to be disclosed in compliance with Applicable Laws (including, without limitation and for the avoidance of doubt, the requirements of the U.S. Securities and Exchange Commission, Taxing Authorities and Nasdaq or any other stock exchange on which securities issued by a Party are traded) or order by a court or other regulatory body having competent jurisdiction. In addition, the restrictions contained in Section 12.2 shall not apply to Licensor or Elanco to the extent the Confidential Information relates to any patent application related to: (A) any Licensor Technology solely owned by Licensor; or (B) any technology solely owned by Elanco, as the case may be.

12.4                        Limitations on Use. Each Party shall use any Confidential Information obtained by such Party from the other Party, its Affiliates, or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby or expressly permitted hereunder.

12.5                        Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 12.

13.                               INDEMNIFICATION; INSURANCE.

13.1                        By Elanco. Elanco shall indemnify, defend and hold harmless Licensor and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) for claims of any Third Party arising out of or resulting from:

13.1.1              negligence or wrongful intentional acts or omissions of Elanco, Sublicensees and their respective directors, officers, employees and agents, in connection with the activities contemplated under this Agreement;

13.1.2              any actual or alleged infringement of any Third Party rights (including, without limitation, any contractual, patent, trademark, copyright, or other intellectual property right) arising from the Parties’ exercise of any rights under the Elanco Platform Technology (to the extent not arising under the Licensor Technology) as contemplated under the terms of this Agreement; or

13.1.3              any breach of any representation or warranty made by Elanco pursuant to Sections 11.1 or 11.3;

except for those losses for which Licensor, in whole or in part, has an obligation to indemnify Elanco pursuant to Section 13.2, as to which losses each Party shall indemnify the other to the extent of their respective liability for the losses.

13.2                        By Licensor. Licensor shall indemnify, defend and hold harmless Elanco and its respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) for claims of any Third Party arising out of or resulting from:

13.2.1              negligence or wrongful intentional acts or omissions of Licensor or its Affiliates, and their respective directors, officers, employees and agents, in connection with the activities contemplated under this Agreement; or

13.2.2              any actual or alleged infringement or misappropriation of any Third Party rights (including, without limitation, any contractual, patent, trademark, copyright, or other intellectual property right) arising from the Parties’ exercise of any rights under the Licensor Technology (to the extent not arising under the Elanco Platform Technology) as contemplated under the terms of this Agreement; or

13.2.3              any breach of any representation or warranty made by Licensor pursuant to Sections 11.1 or 11.2;

except for those losses for which Elanco, in whole or in part, has an obligation to indemnify Licensor pursuant to Section 13.1, as to which losses each Party shall indemnify the other to the extent of their respective liability for the losses.

13.3                        Notice. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 13.1 or 13.2 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the Indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

13.4                        Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses, including without limitation, reasonable legal fees and expenses, actually incurred by an Indemnitee in connection with enforcement of Sections 13.1 and 13.2 shall also be reimbursed by the indemnifying Party.

13.5                        Insurance. Each Party shall maintain, and shall require its Affiliates and sublicensees hereunder to maintain, a general liability and product liability insurance program on terms customary in the pharmaceutical industry covering all activities and obligations of it, and, as the case may be, its Affiliates, hereunder, or other programs with comparable coverage, up to and beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product is being commercially distributed or sold by a Party, its Affiliates or Sublicensees, and (ii) a commercially reasonable period thereafter.

14.                               TERM; TERMINATION.

14.1                        Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to any other provisions of this Section 14, shall expire upon the end of the Royalty Term (the “Term”).

14.2                        Voluntary Termination. Elanco may terminate this Agreement (i) upon completion of the Dose Ranging Study as set forth in Section 3.2, or (ii) at any time by giving Licensor ninety (90) calendar days written notice of its intention to terminate.

14.3                        Termination for Cause. Either Party (the “Non-breaching Party”) may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder and such breach or default shall have continued for ninety (90) calendar days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such breach or default cannot be cured within such ninety (90) calendar day period, if the Breaching Party does not commence and diligently continue actions to cure such breach or default during such ninety (90) calendar days). Any such termination under this Section 14.3 shall become effective at the end of such ninety (90)-calendar-day period unless the Breaching Party has cured any such noticed breach(es) or default(s) prior to the expiration of such ninety (90)- calendar-day period (or, if such breach(es) or default(s) cannot be cured within such ninety (90)- calendar-day period, if the Breaching Party has commenced and diligently continued actions to cure such breach(es) or default(s)). The right of either Party to terminate this Agreement as provided in this Section 14.3 shall not be affected in any way by its waiver or failure to take action with respect to any previous breach or default.

14.4                        Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement upon (a) a proceeding in bankruptcy in relation to the other Party that is not dismissed within ninety (90) calendar days, (b) insolvency of the other Party, or (c) dissolution of the other Party.

14.5                        Termination for Patent Challenge. Licensor shall have the right to terminate this Agreement upon written notice if Elanco or any Affiliate challenges the validity, scope or enforceability of any Patent Right included in the Licensor Technology that is licensed to Elanco under this Agreement (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law, request or order). If a Sublicensee challenges the validity, scope or enforceability of any Patent Right included in the Licensor Technology under which Sublicensee is sublicensed, then Elanco shall, upon written notice from Licensor, terminate such sublicense.

14.6                        Termination for Failure to Satisfy Condition Precedent. In the event that the Condition Precedent is not satisfied within six (6) months of the Effective Date, Elanco may, in its sole discretion, elect to terminate this Agreement by providing written notice to Licensor.

14.7                        Effect of Expiration or Termination.

(a)                                 On the effective date of termination of this Agreement or expiry of the Term (the “Termination Date”), all licenses granted by Licensor to Elanco under this Agreement will be revoked.

(b)                                 Upon the expiration of the Term or termination by Elanco for an uncured breach by Licensor pursuant to Section 14.3, Licensor will use Commercially Reasonable Efforts to assign to Elanco all Registrations, Trademarks and Alternate Trademarks in the Territory, including promptly submitting any necessary notices to Regulatory Authorities to effect such assignments. If Applicable Laws prevent or delay the transfer of ownership of any such Registration, Trademarks and Alternate Trademarks to Elanco, Licensor will grant, and does hereby grant, to Elanco an exclusive and irrevocable right of access and reference to such Registration, Trademark and Alternate Trademarks, as the case may be, for purposes of developing and commercializing the Licensed Product in the Territory, and will reasonably cooperate to make the benefits of such Registration, Trademark and Alternate Trademarks, as the case may be, available to Elanco or its designee(s).

(c)                                  Upon termination of the Agreement by Elanco for an uncured breach by Licensor pursuant to Section 14.3 or expiry of the Term, Licensor will further grant Elanco an exclusive, irrevocable and perpetual license to use the Licensor Know-How in connection with any development, manufacture, sale, importation, exportation, lease or disposal of any Licensed Product or performance of any Licensed Process in the Field of Use.

(d)                                 All sublicenses granted prior to the Termination Date will remain in place provided that the sublicensees are in compliance with the terms and conditions of the sublicense agreements.

(e)                                  Each Party shall promptly return or destroy all Confidential Information of the other Party that is not subject to a continuing license hereunder; provided, that, each Party may retain one (1) copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

(f)                                   Upon termination by Licensor for an uncured breach by Elanco pursuant to Section 14.3 or by Elanco pursuant to Section 14.2, Elanco will use Commercially Reasonable Efforts to assign to Licensor all Registrations in the Territory, including promptly submitting any necessary notices to Regulatory Authorities to effect such assignments. If Applicable Laws prevent or delay the transfer of ownership of any such Registration to Licensor, Elanco will grant, and does hereby grant, to Licensor an exclusive and irrevocable right of access and reference to such Registration for purposes of developing and commercializing the Licensed Product in the Territory, and will reasonably cooperate to make the benefits of such Registration available to Licensor or its designee(s).

(g)                                  Upon termination by Licensor for an uncured breach by Elanco pursuant to Section 14.3 or by Elanco pursuant to Section 14.2, Elanco will further grant Licensor an exclusive, irrevocable and perpetual license to use the Elanco Know-How (excluding any Know-How comprising the Elanco Platform Technology) solely for the sale, importation, exportation, lease or disposal of any Licensed Product in the Field of Use. At Licensor’s request and sole expense, Elanco shall manufacture or have manufactured for Licensor the Licensed Products incorporating the Elanco Platform Technology using a contract manufacturer of Elanco’s choosing.

14.8                        Accrued Rights; Surviving Obligations.

14.8.1              Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including, without limitation, any payment obligations under Section 5 and any and all damages arising from any breach hereunder.

14.8.2              In addition to the provisions of this Agreement which expressly survive as set forth elsewhere in this Agreement, all of the Parties’ rights and obligations under, and/or the provisions contained in, Sections 6.4, 11.3.2, 14.7 and Articles 9, 10, 12, 13, and 16 shall survive the expiration, termination, or relinquishment of this Agreement.

14.9                        Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, of the United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

15.                               FORCE MAJEURE.

Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money due hereunder) shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, if such delay has been caused by or is the result of acts of God; acts of public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of energy; governmental prohibition or restriction; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

16.                               COMPLIANCE WITH LAWS AND REGULATIONS

16.1                        Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.

16.2                        Compliance with Applicable Laws. The Parties have complied and will comply with all Applicable Laws and industry codes dealing with the subject matter of this Agreement including, without limitation, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

16.3                        Compliance with Party Specific Regulations. The Parties agree to cooperate with each other as may reasonably be required to ensure that each is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any

Party Specific Regulation applicable to it. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

16.4                        Compliance with Internal Compliance Codes.  All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to insure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consist with its usual Compliance related processes.

16.5                        Compliance Agreement. From time to time, the Parties shall discuss activities necessary to insure Compliance. If either Party requests, the Parties will negotiate in good faith and execute a written Compliance Agreement that will set forth and define the compliance policies, standards, and procedures the Parties will adhere to when conducting activities under this Agreement. The Compliance Agreement may also include provisions relating to interactions between the respective compliance organizations of the Parties, sharing of Compliance related information, execution of training, implementation and monitoring activities, and resolution of Compliance issues that may arise in accordance the rule established in Section 16.6.

16.6                        Responsibility for Compliance; Disputes Regarding Compliance Matters. Each Party is solely responsible to ensure Compliance by it and its Affiliates. With respect to joint activities, in the event of any conflict between the Parties as to how to ensure Compliance that the Parties are unable to resolve, the more conservative view (i.e., the view least likely to risk non-Compliance) shall prevail.

16.7                        Review Procedure for Marketing Materials and Activities. Any detailing, promoting, communication, marketing and selling activities, including promotional and educational materials and messages, used in connection with the activities contemplated by this Agreement shall comply in all material respects with Applicable Laws and Party Specific Regulations, and be consistent with the substance of the Internal Compliance Codes of both Parties. The Parties shall ensure that appropriate joint prior review procedures are established.

17.          MISCELLANEOUS.

17.1                        Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

17.2                        Assignment. Except pursuant to a sublicense permitted under this Agreement, neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties hereunder to (i) an Affiliate or (ii) any acquirer of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of such Party’s merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section 17.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

17.3                        Books and Records. Any books and records to be maintained under this Agreement by a Party shall be maintained in accordance with GAAP.

17.4                        Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.5                        Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a)                                               In the case of Licensor, to:

Jaguar Animal Health, Inc.

201 Mission Street

Suite 2375

San Francisco, California 94105

Attention: Karen Wright, CFO

Facsimile No.: 415-371-8311

Telephone No.: 415-516-2732

With copy to:

Jaguar Animal Health, Inc.

201 Mission Street

Suite 2375

San Francisco, California 94105

Attention: Lisa Conte and Rustom Masalawala

Facsimile No.: 415-371-8311

Telephone No.: 415-516-2732

(b)                                               in the case of Elanco, to:

Elanco Animal Health

2500 Innovation Way

Greenfield, IN

Facsimile No.: 317-276-9434
Telephone No.: 317-277-2405
Attention: General Counsel

With a copy to:

Elanco Animal Health

2500 Innovation Way

Greenfield, IN

Facsimile No.: 317-433-6353

Telephone No.: 317-277-7443

Attention: General Patent Counsel/EAM

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. With respect to notices given pursuant to this Section 17.5: (a) if delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given; (b) if sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service; and (c) if sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

17.6                        Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

17.7                        Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

17.8                        Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

17.9                        Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

17.10                 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to conflict of law principles.

17.11                 Dispute Resolution.

17.11.1                                    The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to a Party’s rights and/or obligations hereunder.

(a)                            If the Parties cannot resolve any such dispute within thirty (30) calendar days after notice of a dispute from one Party to another, either Party may, by notice to another, have such dispute referred to the Joint Steering Committee.

(b)                            The Joint Steering Committee shall meet promptly to negotiate in good faith the matter referred and to determine a resolution. During such period of negotiations, any applicable time periods under this Agreement shall be tolled.

17.12            Entire Agreement. This Agreement, together with the Exhibits hereto, the Development Plans, the Supply Agreement, the Quality Agreement, the Pharmacovigilance Agreement, and any Exhibits thereto, each of the foregoing as updated from time to time as provided under this Agreement, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

17.13                 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

17.14                 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

17.15                 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

17.16                 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.

[Signature Page Follows]

EXEUCTION COPY

IN WITNESS WHEREOF, each of the Parties has caused this Collaboration License, Development, Co-Promotion and Commercialization Agreement to be executed by its duly authorized representative as of the Effective Date.

JAGUAR ANIMAL HEALTH, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	President and CEO

ELANCO US, INC.

By:	/s/ Jeffrey N. Simmons
Name:	Jeffrey N. Simmons
Title:	President

EXHIBIT 3.1

ACUTE TRIAL AND SAFETY STUDY BUDGET

Acute Trial Budget	[***]	[***]	[***]

Study Costs	[***]	[***]	[***]
Travel	[***]	[***]	[***]
Formulation	[***]	[***]	[***]
Assays	[***]	[***]	[***]
Consulting	[***]	[***]	[***]
Clinical Trial Product	[***]	[***]	[***]
Equipment/Study Supplies	[***]	[***]	[***]
Personnel	[***]	[***]	[***]
TOTAL	[***]	[***]	[***]

Safety Study Budget:	[***]

MPI Study Costs	[***]
Travel	[***]
EKG Labs to do crofelemer PK analysis	[***]
Personnel	[***]
Clinical Trial Product	[***]
Total	[***]

*** CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 4.3

CO-PROMOTION

ETHICS & COMPLIANCE PRINCIPLES

Elanco is committed to the highest standards of corporate conduct in all of our business dealings globally. Being compliant and operating within ethical boundaries and with honesty and transparency is critical to our earning and retaining the trust of our customers, fulfilling our vision of food and companionship enriching life, and maintaining the privilege of operating in a highly regulated animal health industry. As a result, Elanco follows all federal, state, and local laws as well as all applicable industry codes when promoting our products. Elanco does not use marketing and sales incentive programs, meetings, meals, entertainment, hospitality, gifts, contests and prizes, etc. to inappropriately get business, keep business, or gain an improper advantage. Elanco expects the same from our business partners, and, therefore, requires that the following principles be applied by Licensor in all circumstances.

1.1                 Do not buy the business: Do not bribe or offer, provide, or authorize any other inducement to any party in connection with products and do not create even the appearance of offering, giving, or authorizing a bribe or inducement in connection with products. This includes, but is not limited to:

1.1.1                     Meals, Entertainment, and Hospitality

•                  Must be given unconditionally and in a transparent manner.

•                  Must be for the purpose of meeting a business objective.

•                  Must be reasonable and not be—or appear to be—lavish.

1.1.2                     Gifts

•                                          Must be given unconditionally and in a transparent manner.

•                                          Must not be given to impose any obligation or condition on an external party to promote or prescribe a product.

•                                          Must be reasonable and not be—or appear to be—lavish.

•                                          Must not be in the form of cash, cash equivalents, or items that would constitute capital or operating expenses of the recipient.

•                                          Must be either:

•                       For the purpose of meeting a business objective and serving as a reminder of the Elanco brand and business relationship.

•                       Reasonably related to an Animal Health Professional’s work.

•                       A culturally accepted item (e.g. flowers for the passing of a customer’s spouse).

•                       Must not be given to family members or other individuals or entities related to the recipient, unless they are eligible to receive them by virtue of their own relationship with Licensor.

1.1.3                     Fair Market Value

•                       If contracting with Animal Health Professionals to provide services, they must be paid based on their qualifications to ensure payments made are fair, acceptable, and appropriate.

1.2                 Use only approved promotional and educational materials: all materials used for educational and promotional purposes that are generated following execution of this agreement must be approved by Elanco through the appropriate process and not be altered in any way. Examples include, but are not limited to, literature, media, reminder items, speaker presentations, etc.

1.3                 Do not promote outside of the approved local label: Only promote products in a manner consistent with the approved local label, as defined where the promotional activity takes place and where the recipient of the information practices. Additionally, do not prompt or encourage requests for off-label information. External speakers that may promote Elanco products are considered to be agents of Elanco by many regulatory agencies. As a result, speakers are required to abide by all laws, regulations, and industry codes governing the promotion of animal health products and interactions with animal health professionals and government officials. Never hire speakers to inappropriately obtain business, keep business, or gain an improper advantage.

1.4                 Do not disguise discounts: Do not offer support to Animal Health Professionals, Government or Public Officials, or other private or public payers (for example, in the form of grants, donations, or product samples) to disguise discounts. This excludes commercial discounts where employees whose responsibilities include negotiating commercial transactions may offer and contract for commercial discounts in compliance with applicable laws and regulations.

1.5                 Respect the privacy of customer and consumer personal information (PI).

•                  Only use PI in ways that are consistent with what individuals have been told, would generally expect, or have specifically agreed to while also considering the context and sensitivity of the information.

•                  Collect and store only the amount of PI necessary to support the business need and/or to fulfil legal obligations.

•                  Keep the PI collected reasonably accurate, complete, and up-to-date while taking into account the original purposes for which it was collected.

•                  Use reasonable administrative, technical, and physical measures to safeguard PI against loss, misuse, theft, and unauthorized access, disclosure, modification, or destruction.

•                  Maintain and retain PI, including documentation of consent or notice (if applicable), for as long as the business need is valid.

1.6                 Comply with local law and international guidelines and principles:

a.              More Restrictive Local Law: In the event that local laws, regulations, or industry codes are more restrictive than the content of this Appendix, then Licensor must comply with the local law, regulation, or industry code.

b.              Less Restrictive Local Law: If local laws, regulations, or industry codes are less restrictive than the content of this Appendix, then the standards set forth in this Appendix must be, at a minimum, complied with.

In addition to the principles above to be applied by Licensor, all events, activities, or promotions (a) that are branded as an Elanco event, activity, or promotion or (b) where Elanco controls such event, activity, or promotion will be subject to Elanco’s approval prior to the event, activity, or promotion occurring to ensure compliance to Elanco’s policies and procedures.

EXHIBIT 7.4

TRADEMARKS

Applicant:	Jaguar Animal Health, Inc.

Trademark:	CANALEVIA

Application No.:	87/174,192

Filing Date:	September 16, 2016

Goods/Class:	Plant extracts for medical, veterinary and pharmaceutical purposes, namely, an anti-diarrhea medication for dogs; veterinary preparations for the treatment of diarrhea, in Class 5.

Filing Basis:	Intent to use

EXHIBIT 8.1.2 (A)

SUPPLY AGREEMENT TERM SHEET

Term	Summary
Parties:	•	Elanco US Inc. (“Elanco”)
	•	Jaguar Animal Health, Inc. (“Jaguar”)
	•	Each of the above a “Party,” and collectively, the “Parties”

Definitions:	•

Terms with capital letters used in this term sheet shall have the same meaning assigned to them in the License, Development, Co-Promotion and Commercialization Agreement between Elanco and Jaguar (the “License Agreement”), unless defined differently in this term sheet. This term sheet is intended to set forth the material terms of the Supply Agreement, as contemplated in the License Agreement. In accordance with the License Agreement, the Parties will incorporate the terms of this Term Sheet in a final, definitive Supply Agreement (a “Master Supply Agreement”). The Master Supply Agreement will have one or more sub-agreements for each Licensed Product. For example, the 125mg tableted Licensed Product may have a different sub-agreement than different formulations of the same Licensed Product or for different Licensed Products.

Term & Termination	•

The term of the Master Supply Agreement shall be co-terminus with the Term of the License Agreement. The termination provisions of the Master Supply Agreement will match those in the License Agreement.

Agreement to supply Products:	•	Licensed Products include the current 125mg tablet of CanaleviaTM for the treatment of acute diarrhea in dogs (“Current Product”).
•

Additional Products may be added from time to time, including different strengths, formulations and indications, either through an amendment to the sub-agreement for the Current Product or by adding a new sub-agreement.

	•	Licensed Products may be the API, drug product or finished product.
•

Throughout the Term, and starting six (6) months prior to anticipated first delivery of Licensed Product, Elanco will provide Jaguar with a rolling 18 month forecast of which the first three (3) months are binding. Upon the first delivery of Licensed Product(s) and throughout the Term, Elanco will issue purchase orders and Jaguar will deliver Licensed Products in accordance with the purchase orders; provided, however, that the launch quantities must be ordered at least six (6) months prior to the anticipated delivery date. The three (3) month period following the firm order period in each forecast may be adjusted by Elanco by up to twenty percent (20%) (in other words, the orders for such three (3) month period must be within eighty percent to one hundred twenty percent (80-120%) of the prior forecast for such month), unless specifically agreed to by Jaguar. Jaguar will base its production and inventory levels upon such forecasts and shall maintain a mutually agreed upon quantity and amount of API and finished product inventory during the Term to meet anticipated demand.

Failure to Supply	•

If Jaguar is unable to Materially Fulfil (to be defined in the Supply Agreement) its obligations under the Supply Agreement, it shall assist in the transition of the Licensed Products to a new agreement with Jaguar’s subcontractors, including the Current Subcontractors, or an alternative supply chain.

Manufacture of Current Product	•	The Current Product is manufactured using the following suppliers and contract manufacturers (“Current Subcontractors”):

Crude Plant Latex suppliers:

L&CH Negocios y Servicios E.I.R.L. (Peru)

Corporacion Forestal Amazonico SAC (Peru)

API or Drug Substance (Crofelemer) suppliers:

Glenmark Pharmaceuticals Limited, Plot No. 3109-C, GIDC Industrial Estate Ankleshwar-393 002, Dist Bharuch, Gujarat State, India

Glenmark Pharmaceuticals Limited, Plot No. B-25, Shendra Five Star MIDC Aurangabad, Maharashtra 431 001, India

Indena (Milan, Italy)[1]

Drug Product supplier:

Patheon, Inc. (Cincinnati, Ohio, USA)

Manufacture of Products	•

Jaguar will have the Licensed Product manufactured at designated cGMP approved facilities, including the Current Subcontractors, in accordance with US FDA guidelines or similar applicable guidelines for markets outside the US, the Licensed Product Specifications (as such term will be defined in the Master Supply Agreement), the MRD (as defined below), and Quality Agreement and Applicable Law.

	•	Jaguar will have agreements in place with its subcontractors, including the Current Subcontractors, that require compliance with the applicable terms and conditions of the Master Supply Agreement.
•

Subject to Elanco’s obligation to obtain and maintain the Registrations in the Elanco Exclusive Territory, Jaguar (and, as applicable, its designated subcontractor(s)) will maintain all licenses, permissions, authorizations, consents and permits needed to manufacture and supply the Licensed Products during the Term of, and in accordance with, the terms of the Master Supply Agreement.

•

Jaguar will not permit its subcontractor(s), including the Current Subcontractors, without Elanco’s prior written consent, which will not be unreasonably withheld to: (i) make any changes to the Licensed Product

1 Note: Indena is under certification to become GMP compliant and will become a Current Subcontractor once certified.

Specifications or to the process or equipment used to manufacture the Licensed Product; or (ii) manufacture the Licensed Product in any facility other than the manufacturing facility specified in the Master Supply Agreement. Jaguar will provide Elanco two (2) months prior written notice of any such proposed change.

•

Jaguar will not change active ingredient suppliers or any of the Current Subcontractors without the prior written consent of Elanco, which will not be unreasonably withheld. Jaguar will use commercially reasonable efforts to give Elanco twelve (12) months prior written notice of any such proposed change. Jaguar will be responsible for all costs associated with any such change in active ingredient supplier or Current Subcontractor.

•

Jaguar will not change a drug product or packaging site without the prior written consent of Elanco, which will not be unreasonably withheld. Jaguar will be responsible for all costs associated with any change in drug product or packaging site.

•

Elanco will have the right to inspect any third party manufacturer (up to once per year, and with reasonable written notice). In addition, Elanco shall be permitted to audit such third party manufacturers as required for the Registrations it holds.

Quality Agreement	•

Upon execution of the Master Supply Agreement, and in connection with the creation of any Work Order (as such term will be defined in the Master Supply Agreement), as applicable, the Parties (or in the case of Elanco, its designated Affiliate) shall enter into the Quality Agreement. The obligations set forth in the Quality Agreement, and any amendments thereto, shall become part of, and be incorporated into the Master Supply Agreement and the relevant Work Order.

•

The Quality Agreement will contain industry standard provisions, including but not limited to, rights to access and audit Jaguar facilities and systems, access to Jaguar production records, notification of external inspections, etc.

Manufacturing Responsibilities Document (“MRD”)	•	The Master Supply Agreement shall incorporate the applicable MRD.

Stability Testing	•	Jaguar is responsible for stability testing.

Delivery:	•

Licensed Products will be shipped FCA Jaguar’s (or its designated manufacturer’s) manufacturing premises (INCOTERMS 2010). Jaguar would deliver Licensed Products in accordance with Elanco’s purchase orders as specified in the associated accepted purchase order. Elanco may choose to accept none, any, or all of any product delivered after thirty (30) days from delivery date.

	•	Delays in delivery which are greater than ninety (90) days entitle Elanco to reject an order.

Title and Risk:	•

 Jaguar shall retain title and will retain risk of loss or other damage to the Licensed Products until delivered to Elanco, or Elanco’s designee at Jaguar’s or its designated manufacturer’s manufacturing premises.

Acceptance and Rejection of Products; Product Warranty

Elanco reserves the right to reject any Licensed Product that does not conform to the Licensed Product Specifications, as agreed to in Quality Agreement. Elanco will provide notice that the Licensed Product has been rejected within thirty (30) days of receipt of the Licensed Product. Upon notice of rejection, Jaguar will accept return of the Licensed Product and, at Elanco’s discretion, either replace the non-conforming Licensed Product with new Licensed Product meeting the Licensed Product Specifications as quickly as possible, or refund the purchase price paid by Elanco, plus Elanco’s shipping costs, within thirty (30) days of the rejection notice. The Licensed Products would be subject to a product warranty which would cover the period following discovery of a latent defect.

Supply Price:	•	The Supply Price for the Current Product would be [***]. The ratio shall be fixed on an annual basis in the last quarter of the prior calendar year.
	•	[***]
	•	Other Licensed Product pricing to be negotiated.

Payment	•	Jaguar will issue an invoice to Elanco upon delivery of the Licensed Products, and Elanco to pay the full amount invoiced within forty-five (45) days of receipt of the invoice.
	•	Elanco may withhold payment of any amount that it may reasonably dispute in good faith until such dispute is resolved.

Taxes:	•

 Each Party will be responsible for its own Taxes, including property taxes on property it owns or leases, income taxes on its business, and any other Taxes incurred by such Party in connection with its business and with performing its obligations under the Master Supply Agreement.

•

If Elanco is mandated under the laws of a country to withhold and remit any Tax to any Taxing Authority in such country in connection with any payment payable to Jaguar under the Master Supply Agreement or any sub-agreement, such amount shall be deducted from the payment to be made by Elanco to Jaguar.

Adverse Events,	•	If, during the Term of this Master Supply Agreement, Jaguar or its representatives or subcontractors, become aware of an adverse event

*** CONFIDENTIAL TREATMENT REQUESTED

Complaints and Returns

and/or complaint that results in the death of a human or animal that involves known or suspected counterfeiting of or tampering with Licensed Product, Jaguar will report such information to Elanco within twenty-four (24) hours to the appropriate Elanco Affiliate. All other adverse event or complaints shall be forward to Elanco within five (5) calendar days. Similarly, if Elanco, its Affiliates or representatives, becomes aware of any adverse event and/or complaint that results in the death of a human or animal that involves known or suspected counterfeiting of or tampering with any Licensed Product, Elanco will report such information within twenty-four (24) hours to Jaguar. All other adverse events or complaints shall be forwarded to Jaguar within five (5) calendar days.

Regulatory Inspections:	•

Jaguar agrees to inform Elanco within twenty-four (24) hours of any regulatory inquiry, communication or inspection which directly or indirectly affects the production of the Licensed Products. In the event of an inspection by any Governmental Authority which involves a Licensed Product, Elanco will be notified within twenty-four (24) hours of the issuance of the notice of inspection or the presence of an inspector. In the event there are written observations (or any other written communication) by a Governmental Authority which involve a Licensed Product, or any proposed written response by Jaguar to any such inspection, Elanco will be informed within twenty-four (24) hours and be provided with copies of all documentation within forty-eight (48) hours, and will have the opportunity to review and provide input to the response. If Elanco elects to provide input to the response, such input will be provided by Elanco to Jaguar as promptly as practicable.

Compliance with Applicable Laws	•

In the performance of any applicable services or obligations or supply of Licensed Products under the Master Supply Agreement, Jaguar shall comply with all Applicable Laws and professional or good practice standards or codes applicable to the nature of the Licensed Products.

Insurance:	•

Each Party must procure and maintain its own insurance policies (or equivalent self-insurance) in respect of personal injury, death and property damage in connection with the performance of their respective obligations under the Master Supply Agreement.

Governing Law and Venue:	•	Any disputes under or in connection with the Master Supply Agreement shall be resolved in accordance with the terms of the License Agreement.

Other Terms and Conditions	•	The Master Supply Agreement will contain other customary terms and conditions including, without limitation, provisions relating to indemnification, force majeure, confidentiality and assignment.

EXHIBIT 9.3.1

LICENSOR PATENTS

K&S #	Country	Title	Serial No.	Filing Date	Publication #	Publication Date	Patent No.	Issue Date	Status
13784.105003	UNITED STATES	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	10/919,969	8/17/2004	2005-0019389	1/27/2005	7323195	1/29/2008	ISSUED
13784.105003AT	AUSTRIA	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997			935417	5/6/2009	ISSUED
13784.105003AU	AUSTRALIA	Enteric Formulations of Proanthyocyanidin Polymer Antidiarrheal Compositions	20303/02	3/4/2002			775330	11/11/2004	ISSUED
13784.105003BE	BELGIUM	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003CA	CANADA	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	2,269,078	10/14/1997		4/23/1998	2,269,078	1/24/2012	ISSUED
13784.105003CH	SWITZERLAND	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003DE	GERMANY	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003DK	DENMARK	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED

13784.105003EP	EUROPEAN PATENT CONVENT	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003EP1	EUROPEAN PATENT CONVENT	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	9003375.4	10/14/1997	EP2060183	5/20/2009			PUBLISHED
13784.105003EP2	EUROPEAN PATENT CONVENT	Method of Treating Secretory Diarrhea With Enteric Formulations of Proanthocyanidin Polymer	10177942.9	10/14/1997	2255661	12/1/2010			PUBLISHED
13784.105003ES	SPAIN	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003FI	FINLAND	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003FR	FRANCE	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003GB	UNITED KINGDOM	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003GR	GREECE	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003HK	HONG KONG	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	09110214.0	10/14/1997	1130158A	12/24/2009			PUBLISHED
13784.105003HK1	HONG KONG	Method of Treating Secretory Diarrhea With Enteric Formulations of Proanthocyanidin Polymer	11105290.3	5/27/2011	1151189A	1/27/2012			PUBLISHED
13784.105003IE	IRELAND	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED

13784.105003IN	INDIA	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	2297/MAS/97	10/14/1997			209532	9/4/2007	ISSUED
13784.105003IN1	INDIA	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	270/CHE/2007	2/7/2007					PENDING
13784.105003IN2	INDIA	Method of Treating Secretory Diarrhea With Enteric Formulations of Proanthocyanidin Polymer	2528/CHE/2011	7/22/2011	2528/CHE/20 11A	8/31/2016			PUBLISHED
13784.105003IT	ITALY	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003JP	JAPAN	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	10-518632	10/14/1997			4195728	10/3/2008	ISSUED
13784.105003KR	SOUTH KOREA	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	1999-7003305	10/14/1997			0467532	1/13/2005	ISSUED
13784.105003LI	LIECHTENSTEI N	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003LU	LUXEMBOURG	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003MC	MONACO	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003MX	MEXICO	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	PA/a/1999/0035 17	10/14/1997			294817	1/17/2012	ISSUED
13784.105003MX1	MEXICO	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	MX/a//2012/000 601	10/14/1997					PENDING

13784.105003NL	NETHERLANDS	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003NZ	NEW ZEALAND	Enteric Formulations of Proanthyocyanidin Polymer Antidiarrheal Compositions	335317	4/21/1999			335317	6/6/2001	ISSUED
13784.105003P	UNITED STATES	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	60/005,370	10/13/1995					CLOSED
13784.105003PC	WIPO	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	PCT/US1997/01 8845	10/14/1997	WO 1998/16111	4/23/1998			NAT PHASE
13784.105003PH	PHILIPPINES	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	I-58235	10/16/1997					ABANDONED
13784.105003PT	PORTUGAL	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003SE	SWEDEN	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	97912779.2	10/14/1997	EP0935417	4/23/1998	935417	5/6/2009	ISSUED
13784.105003TW	TAIWAN	Enteric Formulations of Proanthyocyanidin Polymer Antidiarrheal Compositions	86115262	10/16/1997	537898	6/21/2003	NI- 179821	6/21/2003	ISSUED
13784.105003US1	UNITED STATES	Method of Treating Secretory Diarrhea With Enteric formulations of proanthocyanidin polymer	09/712,033	11/14/2000			7341744	3/11/2008	ISSUED

13784.105003US10	UNITED STATES	COMPOSITIONS AND METHODS OF TREATMENT WITH PROANTHOCYANIDIN POLYMER ANTIDIARRHEAL COMPOSITIONS	14/023,598	9/11/2013	2014-0011869	1/9/2014			ABANDONED
13784.105003US2	UNITED STATES	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	11/998,170	11/28/2007					ABANDONED
13784.105003US3	UNITED STATES	COMPOSITIONS AND METHODS OF TREATMENT WITH PROANTHOCYANIDIN POLYMER ANTIDIARRHEAL COMPOSITIONS	14/276,231	5/13/2014	2014-0329896	11/6/2014			ABANDONED
13784.105003US4	UNITED STATES	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	08/559,396						ABANDONED
13784.105003US5	UNITED STATES	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	08/730,772	10/16/1996					ABANDONED
13784.105003US6	UNITED STATES	Enteric Formulations of Proanthocyanidin Polymer Antidiarrheal Compositions	09/066,989	4/23/1998					ABANDONED
13784.105003US8	UNITED STATES	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	11/998,171	11/28/2007					ABANDONED
13784.105003US9	UNITED STATES	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	12/175,131	7/17/2008	2009-0148397	6/11/2009	8574634	11/5/2013	ISSUED

21605.105007P	UNITED STATES	METHODS OF TREATING DIARRHEA IN COMPANION ANIMALS	62/101,663	1/9/2015				FORM FILED
21605.105007P2	UNITED STATES	METHODS OF TREATING DIARRHEA IN COMPANION ANIMALS	62/117,927	2/18/2015				FORM FILED
21605.105007PC	WIPO	METHODS OF TREATING DIARRHEA IN COMPANION ANIMALS	PCT/US16/1268 1	1/8/2016	WO 2016/112312	7/14/2016		PUBLISHED
	WIPO	METHOD FOR PRODUCING PROANTHOCYANIDIN POLYMER COMPOSITIONS FOR PHARMACEUTICAL FORMULATIONS	PCT/IB2010/020 60	8/24/2010	WO20110240 49	3/3/2011
	EURASIA	METHOD FOR PRODUCING PROANTHOCYANIDIN POLYMER COMPOSITIONS FOR PHARMACEUTICAL FORMULATIONS	EA20120090098	8/24/2010		1/30/2013	EA02381 4	ISSUED
	SOUTH AFRICA	METHOD FOR PRODUCING PROANTHOCYANIDIN POLYMER COMPOSITIONS FOR PHARMACEUTICAL FORMULATIONS	ZA20120002160	8/24/2010		8/28/2013	ZA20120 2160	ISSUED